Exhibit 10.6

First Midwest Bancorp, Inc.

Nonqualified Retirement Plan

Master Plan Document

Amended and Restated

effective January 1, 2003

i

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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FIRST MIDWEST BANCORP, INC.

NONQUALIFIED RETIREMENT PLAN

Amended and Restated

Effective January 1, 2003

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of First Midwest Bancorp, Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1

Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 “Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the vested Company Contribution Account balance, (iii) the vested Company Matching Account balance, (iv) the vested Profit Sharing Restoration Account balance and (v) the vested Pension Restoration Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2 “Actuarial Equivalent” shall mean an actuarial equivalent single sum value determined in the same manner as such Actuarial Equivalent single sum value would be determined under the Pension Plan.

1.3 “Annual Bonus” shall mean any compensation, in addition to Base Annual Salary relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, payable to a Participant as an Employee under any Employer’s annual bonus and cash incentive plans, excluding stock options.

1.4 “Annual Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.5 “Annual Company Matching Amount” for any one Plan Year shall be the amount determined in accordance with Section 3.6.

1.6 “Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary and Annual Bonus that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant’s Disability (if deferrals cease in accordance with Section 8.1), death or a Termination of Employment prior to the end of a Plan

Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.7 “Annual Pension Restoration Amount” for any one Plan Year shall be the amount determined in accordance with Section 3.8.

1.8 “Annual Profit Sharing Restoration Amount” for any one Plan Year shall be the amount determined in accordance with Section 3.7.

1.9 “Base Annual Salary” shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors’ fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.10 “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.11 “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.12 “Board” shall mean the board of directors of the Company.

1.13 “Change in Control” shall mean any of the following events:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Act of 1934, as amended, other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary, or (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 10% or more of the total voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the “Voting Stock”); provided, however, that the following shall not constitute a Change in Control: (A) such person becomes the beneficial owner of 10% or more of the Voting Stock as the result of the acquisition of such stock directly from the Company, or (B) such person becomes the beneficial owner of 10% or more of the Voting Stock as a result of the decrease in the number of outstanding shares caused by the repurchase of shares by the Company; provided, further, that in the event a person described in clause (A) or (B) shall thereafter increase (other than in circumstances described in clause (A) or (B)) beneficial ownership of stock representing more than 1% of the Voting Stock, such person shall then be deemed to be a beneficial owner of 10% or more of the Voting Stock for purposes of this paragraph (a), provided that such person continues to beneficially own 10% or more of the Voting Stock after such subsequent increase in beneficial ownership, or

(b) During any period of two consecutive years, individuals, who at the beginning of such period, constitute the Board of Directors of the Company, and any new director, whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (?) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Incumbent Directors”), cease for any reason to constitute a majority thereof, or

(c) The stockholders of the Company approve, or if such approval is not necessary or required, the consummation of, a reorganization, merger or consolidation, the sale or other disposition of all or substantially all of the assets, or a similar transaction or series of transactions involving the Company (a “Business Combination”) in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially, own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to the Business Combination of the Voting Stock of the Company, and (2) at least a majority of the members of the board of directors of the Company or such corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Incumbent Board, providing for such Business Combination, or

(d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

1.14 “Claimant” shall have the meaning set forth in Section 14.1.

1.15 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.16 “Committee” shall mean the committee described in Article 12.

1.17 “Company” shall mean First Midwest Bancorp, Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

1.18 “Company Contribution Account” shall mean (i) the sum of the Participant’s Annual Company Contribution Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Contribution

Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account.

1.19 “Company Matching Account” shall mean (i) the sum of all of a Participant’s Annual Company Matching Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Matching Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Matching Account.

1.20 “Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.11 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

1.21 “Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.22 “Disability” shall mean a period of disability during which a Participant qualifies for permanent disability benefits under the Participant’s Employer’s long-term disability plan, or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for permanent disability benefits under such a plan had the Participant been a participant in such a plan, as determined in the sole discretion of the Committee. If the Participant’s Employer does not sponsor such a plan, or discontinues to sponsor such a plan, Disability shall be determined by the Committee in its sole discretion.

1.23 “Disability Benefit” shall mean the benefit set forth in Article 8.

1.24 “Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.25 “Employee” shall mean a person who is an employee of any Employer.

1.26 “Employer(s)” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.27 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.28 “401(k) Plan” shall be that certain First Midwest Bancorp, Inc. Savings and Profit Sharing Plan, as it may from time to time be amended.

1.29 “Participant” shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.30 “Pension Plan” shall be that certain First Midwest Bancorp, Inc. Consolidated Pension Plan, as it may from time to time be amended.

1.31 “Pension Restoration Account” shall mean (i) the sum of all of a Participant’s Annual Pension Restoration Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Pension Restoration Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Pension Restoration Account.

1.32 “Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.33 “Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.34 “Plan” shall mean the Company’s Nonqualified Retirement Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may from time to time be amended.

1.35 “Pre-Termination Survivor Benefit” shall mean the benefit set forth in Article 6.

1.36 “Profit Sharing Restoration Account” shall mean (i) the sum of all of a Participant’s Annual Profit Sharing Restoration Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Profit Sharing Restoration Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Profit Sharing Restoration Account.

1.37 “Qualified Plan Limits” shall mean the limitations imposed under Code Section 401(a)(17), Code Section 401(k)(3), Code Section 402(g) and/or Code Section 415, as the context so requires.

1.38 “Quarterly or Annual Installment Method” shall be a quarterly or annual installment payment over the number of quarters or years selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant shall be calculated as of the close of business on the last business day of a quarter. The quarterly or annual installment to be paid shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of quarterly payments due the Participant. By way of example, if the Participant elects a 40 quarter Quarterly or Annual Installment Method, the first payment shall be 1/40 of the Account Balance, calculated as described in this definition. The following quarter, the payment shall be 1/39 of the Account Balance, calculated as described in this definition. If the Participant had elected 10 annual installments, then the first payment shall be 1/10 of the Account Balance and the subsequent installment would be 1/9 of the Account Balance at the end of the fourth quarter following the quarter with respect to which the first payment was determined. Each quarterly or annual installment shall be paid on or as soon as practicable after the last business day of the applicable quarter, but in no event more than 30 days after such date.

1.39 “Retirement” means termination of employment on or after age 65 or on or after 55 with 15 years of service credited under the Pension Plan.

1.40 “Short-Term Payout” shall mean the payout set forth in Section 4.1.

1.41 “Stock” means the common stock, $.01 par value per share, of the Company. In the event of a change in the Stock by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or similar corporate change, the Stock shall be appropriately adjusted by the Committee.

1.42 “Termination Benefit” shall mean the benefit set forth in Article 5.

1.43 “Termination of Employment” or “Termination” shall mean the severing of employment with all Employers, voluntarily or involuntarily, for any reason other than Disability, death or an authorized leave of absence.

1.44 “Trust” shall mean one or more trusts established pursuant to that certain First Midwest Bancorp, Inc. Nonqualified Retirement Plan Grantor Trust Agreement, dated as of May 13, 1994, as amended from time to time, between the Company and Harris Bank Barrington, N.A.

1.45 “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant for which distribution is necessary to preserve the value of the benefits of this Plan to the Participant, all as determined in the sole discretion of the Committee.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1 Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees of the Employers, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees to participate in the Plan.

2.2 Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, all within 30 days after he or she is selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3 Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

2.4 Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant’s membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the Participant’s then Account Balance as a Termination Benefit and terminate the Participant’s participation in the Plan.

ARTICLE 3

Deferral Commitments/Company Matching/Crediting/Taxes

3.1 Minimum Deferrals.

(a) Base Annual Salary and Annual Bonus. For each Plan Year, commencing with the 1998 Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary and Annual Bonus in the following combined minimum amount:

Deferral	Minimum Amount
Base Annual Salary	$0
Annual Bonus	$0
Combined Minimum	$2,500

If an election is made for less than the combined minimum, or if no election is made, the amount deferred shall be zero.

(b) Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2 Maximum Deferral.

(a) Base Annual Salary and Annual Bonus. For each Plan Year, commencing with the 1998 plan year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary and Annual Bonus up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Base Annual Salary	75%
Annual Bonus	100%

Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance.

3.3 Election to Defer; Effect of Election Form.

(a) First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

(b) Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made, a new Election Form. In the absence of the timely delivery of such a new Election Form, the Election Form in effect at the end of a Plan Year shall constitute the Participant’s irrevocable deferral election for the succeeding Plan Year.

3.4 Withholding of Annual Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5 Annual Company Contribution Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year. The Annual Company Contribution Amount, if any, shall be credited as of the last day of the Plan Year. If a Participant is not employed by an Employer as of the last day of a Plan Year other than by reason of his or her death while employed, the Annual Company Contribution Amount for that Plan Year shall be zero.

3.6 Annual Company Matching Amount. Provided the Participant has elected to defer an Annual Deferral Amount for the Plan Year, the Participant’s Annual Company Matching Amount for any Plan Year shall be equal to 2% of the Participant’s Base Annual Salary, reduced by the amount of any matching contributions made to the 401(k) Plan on his or her behalf for the plan year of the 401(k) Plan that corresponds to the Plan Year. The Annual Company Matching Amount shall be credited on a quarterly basis during the Plan Year in the same manner as the matching contribution under the 401(k) Plan. If a Participant is not employed by an Employer as of the last day of a calendar quarter during the Plan Year other than by reason of his or her Retirement, Disability or death, the Annual Company Matching Amount attributable to such quarter and the remainder of such Plan Year shall be zero. In the event of death, a Participant shall be credited with the Annual Company Matching Amount attributable to the quarter of the Plan Year in which he or she dies.

3.7 Annual Profit Sharing Restoration Amount. A Participant’s Annual Profit Sharing Amount for any Plan Year shall be an amount, determined by the Company, equal to the amount of profit sharing and matching benefits which would have been credited to the Participant under the 401(k) Plan during the corresponding plan year of the 401(k) Plan, but for the Qualified Plan Limits and the Participant’s participation in this Plan. If recommended by the Company’s retirement and benefit plans administrative committee and approved by the Committee in connection with the Participant’s commencement of employment with the Company, the Participant’s Annual Profit Sharing Restoration Amount shall also include an amount, determined by the Company, equal to the amount of profit sharing and matching benefits which would have been credited to the Participant under the 401(k) Plan for the period of the Participant’s employment with the Company prior to the date the Participant first becomes eligible to participate in the 401(k) Plan. If a Participant is not employed by an Employer as of the last day of a Plan Year other than by reason of his or her Retirement, Disability or death, the Annual Profit Sharing Amount for such Plan Year shall be zero. In the event of Retirement, Disability or death, a Participant shall be credited with the Annual Profit Sharing Amount for the Plan Year in which he or she dies.

3.8 Annual Pension Restoration Amount. A Participant’s Annual Pension Restoration Amount for any Plan Year shall be an amount, determined on a Actuarial Equivalent basis by the Company, equal to (a) the amount by which the Actuarial Equivalent value of the Participant’s accrued benefit under the Pension Plan determined as of the last day of the Plan Year (i) as if the Participant’s termination of employment occurred on the last day of the Plan Year, or, in the case of a Participant whose employment terminated for any reason during the Plan Year, such earlier date of termination, (ii) without giving effect to the Qualified Plan Limits and the Participant’s deferral elections under this Plan, and (iii) if recommended by the Company’s retirement and benefit plans administrative committee and approved by the Committee in connection with the Participant’s commencement of employment with the Company, by crediting of the period of employment prior to the date the Participant first became eligible to participate in the Pension Plan as benefit service, exceeds (b) the sum of (i) the Actuarial Equivalent value as of the last day of the Plan Year of the Participant’s accrued benefit under the Pension Plan (including as part of such accrued benefit any amounts previously distributed to the Participant under the Pension Plan), plus (ii) the Actuarial Equivalent value of the Annual Pension Restoration Amounts credited to the Participant’s Pension Restoration Account or paid to the Participant with respect to prior Plan Years.

3.9 Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement.

3.10 Vesting.

(a) A Participant shall at all times be 100% vested in his or her Deferral Account.

(b) Except as otherwise provided in the Plan Agreement or other written agreement between the Company and the Participant, a Participant shall be 100% vested in his or her Company Contribution Account.

(c) A Participant shall be 100% vested in his or her Company Matching Account.

(d) A Participant shall be vested in his or her Profit Sharing Restoration Account in accordance with the vesting schedule for Company profit sharing and matching contributions set forth in the 401(k) Plan.

(e) A Participant shall be vested in his or her Pension Restoration Account in accordance with the vesting schedule for retirement benefits set forth in the Pension Plan.

(f) Notwithstanding anything to the contrary contained in this Section 3.10, in the event of a Change in Control, a Participant’s Company Contribution Account, Company Matching Account, Profit Sharing Restoration Account and Pension Restoration Account shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedules).

3.11 Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a) Election of Investment Funds. Subject to Section 3.11(f) below, a Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form, one or more Investment Fund(s) (as described in Section 3.11(c) below) to be used to determine the additional amounts to be credited to his or her Account Balance for the first calendar quarter or portion thereof in which the Participant commences participation in the Plan and continuing thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Subject to Section 3.11(f) below, commencing with the first calendar quarter that follows the Participant’s commencement of participation in the Plan and continuing thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, no later than the next to last business day of the calendar quarter, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Investment Fund(s) to be used to determine the additional amounts to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Investment Fund. If an election is made in accordance with the previous sentence, it shall apply to the next calendar quarter and continue thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(b) Proportionate Allocation. In making any election described in Section 3.11(a) above, the Participant shall specify on the Election Form, in increments of one percentage point (1%), the percentage of his or her Account Balance to be allocated to a Investment Fund (as if the Participant was making an investment in that Investment Fund with that portion of his or her Account Balance).

(c) Investment Funds. The Participant may elect one or more Investment funds, based on such funds as are designated from time to time by Committee (the “Investment Funds”), including a Investment Fund deemed invested in Stock (the “Stock Investment Fund”).

As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Investment Fund. Each such action will take effect as of the first day of the calendar quarter that follows by thirty (30) days the day on which the Committee gives Participants advance written notice of such change.

(d) Crediting or Debiting Method. The performance of each elected Investment Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Investment Funds themselves. A Participant’s Account Balance shall be credited or debited on a daily basis based on the performance of each Investment Fund selected by the Participant, as determined by the Committee in its sole discretion, as though (i) a Participant’s Account Balance were invested in the Investment Fund(s) selected by the Participant, in the percentages applicable to such calendar quarter, as of the close of business on the first business day of such calendar quarter, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred during any calendar quarter were invested in the Investment Fund(s) selected by the Participant, in the percentages applicable to such calendar quarter, no later than the close of business on the first business day after the day on which such amounts are actually deferred from the Participant’s Base Annual Salary through reductions in his or her payroll, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Investment Fund(s), in the percentages applicable to such calendar quarter, no earlier than one business day prior to the distribution, at the closing price on such date. In furtherance of the foregoing, for purposes of crediting dividends attributable to the Stock Investment Fund, dividends shall be credited as of the record date thereof. The Participant’s Annual Company Contribution Amount, Annual Company Matching Amount, Annual Profit Sharing Restoration Amount and Annual Pension Restoration Amount shall be credited to his or her Company Contribution Account, Company Matching Account, Profit Sharing Restoration Account and/or Pension Restoration Account, as the case may be, as of the last day of the Plan Year to which they relate. Despite the foregoing, to the extent the Deferral and other amounts described in this Article 3 are paid into the Trust and the Trust assets are invested from time to time to reflect the elections made by Participants pursuant to Section 3.11(a) above, then each Participant’s Account Balance shall be debited or credited on the basis of the actual investment gains or losses of the Trust in lieu of crediting of the gains or losses in accordance with clauses (i), (ii) and (iii) above.

(e) No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Investment Funds are to be used for Investment purposes only, and a Participant’s election of any such Investment Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Investment Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Investment Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

(f) Stock Investment Fund – Frozen. As of the September 30, 1998, the portion of each Participant’s Account Balance deemed invested in the Stock Investment Fund shall be referred to herein as the Stock Investment Fund – Frozen and be subject to the provisions of this Section 3.11(f). The portion of the Account Balance allocated to the Stock Investment Fund – Frozen shall, for so long as amounts deemed invested in such Fund are deemed invested in Stock, be subject to crediting and debiting solely on the basis of the investment performance of the Stock in which such portion of the Account Balance is deemed invested, including any dividends attributable thereto. No other amounts may be allocated to the Stock Investment Fund – Frozen, nor may any portion of the Account Balance deemed invested in the Stock Investment Fund – Frozen be allocated by the Participant (or Beneficiary) to any other Investment Fund. The distribution of any amount deemed invested in the Stock Investment Fund – Frozen shall be distributed in shares of Stock only; provided, however, that cash shall be distributed in lieu of any fractional share.

(g) Stock Investment Fund – Active. Effective October 1, 1998, allocation of any portion of the Account Balance by a Participant (or Beneficiary) for deemed investment in the Stock Investment Fund shall be referred to herein as allocated to the Stock Investment Fund – Active and be subject to the limitations of this Section 3.11(g). Allocations of the Account Balance to the Stock Investment Fund – Active shall be limited such that no amount, other than that attributable to reinvested dividends, may be allocated to the Stock Investment Fund – Active if such allocation will cause the number of shares of Stock deemed represented by the Account Balance allocated to the Stock Investment Fund – Active to exceed 1,875. Amounts allocated to the Stock Investment Fund – Active may be allocated to other Investment Funds. Distribution of any portion of the Account Balance then deemed invested in the Stock Investment Fund – Active shall be distributed only in cash; provided, however that Committee may extend to Participants the right to receive such amounts in shares of Stock, provided such right is extended as an award under the Company’s Omnibus Stock and Incentive Plan, as amended and restated, effective as of February 19, 2003.

3.12 FICA and Other Taxes.

(a) Deferral Account. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Annual Salary and Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.12.

(b) Company Matching Account, Company Contribution Account, Profit Sharing Restoration Account and Pension Restoration Account. When a participant becomes vested in a portion of his or her Company Contribution Account, Company Matching Account, Profit Sharing Restoration Account and/or Pension Restoration Account, the Participant’s Employer(s) shall withhold from the Participant’s Base Annual Salary and/or Annual Bonus that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such amount. If necessary, the Committee may reduce the vested portion of the Company Contribution Account, Participant’s Company

Matching Account, Profit Sharing Restoration Account and/or Pension Restoration Account in order to comply with this Section 3.12.

(c) Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

ARTICLE 4

Short-Term Payout; Unforeseeable Financial Emergencies; Withdrawal Election

4.1 Short-Term Payout. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a future “Short-Term Payout” from the Plan with respect to such Annual Deferral Amount. Subject to the Deduction Limitation, the Short-Term Payout shall be a lump sum payment in an amount that is equal to the Annual Deferral Amount plus amounts credited or debited in the manner provided in Section 3.11 above on that amount, determined at the time that the Short-Term Payout becomes payable (rather than the date of a Termination of Employment). Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid out during a 60-day period commencing immediately after the last day of any Plan Year designated by the Participant that is at least three Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred. By way of example, if a three year Short-Term Payout is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 2000, the three year Short-Term Payout would become payable during a 60-day period commencing January 1, 2004.

4.2 Other Benefits Take Precedence Over Short-Term. Should an event occur that triggers a benefit under Article 5, 6 or 8, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

4.3 Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval. The payment of any amount under this Section 4.3 shall be subject to the Deduction Limitation.

4.4 Withdrawal Election. A Participant (or, after a Participant’s death, his or her Beneficiary) may elect, at any time, to withdraw all of his or her Account Balance, calculated as if there had occurred a Termination of Employment as of the day of the election, less a withdrawal penalty equal to 10% of such amount (the net amount shall be referred to as the “Withdrawal Amount”). This election can be made at any time, before or after Disability, death or Termination of Employment, and whether or not the Participant (or Beneficiary) is in the process of being paid pursuant to an installment payment schedule. If made before Disability or death, a Participant’s Withdrawal Amount shall be his or her Account Balance calculated as if there had occurred a Termination of Employment as of the day of the election. No partial withdrawals of the Withdrawal Amount shall be allowed. The Participant (or his or her Beneficiary) shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The Participant (or his or her Beneficiary) shall be paid the Withdrawal Amount within 60 days of his or her election. Once the Withdrawal Amount is paid, the Participant’s right to voluntarily defer compensation into the Plan shall terminate and the Participant shall not be eligible to make any voluntary deferral elections for the remainder of the Plan Year of the Withdrawal Election and the next Plan Year. The payment of the Withdrawal Amount shall be subject to the Deduction Limitation.

ARTICLE 5

Termination Benefit

5.1 Termination Benefit. Subject to the Deduction Limitation, a Participant who Experiences a Termination of Employment shall receive, as a Termination Benefit, his or her Account Balance.

5.2 Payment of Termination Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Termination Benefit in a lump sum or pursuant to an Quarterly or Annual Installment Method of up to 60 quarters or 15 years. The Participant may annually change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is applicable to a Termination date which occurs in a subsequent calendar year and at least six months (or such shorter period as the Committee may approve) after the date the new Election Form is accepted by the Committee in its sole discretion; provided, however, such advance filing period shall not apply to a new Election Form submitted prior to a Change in Control which is applicable to a Termination date which occurs on or after the date of the Change in Control. The Election Form most recently accepted by the Committee shall govern the payout of the Termination Benefit. If a Participant does not make any election with respect to the payment of the Termination Benefit, then such benefit shall be payable in five annual payments under the Quarterly or Annual Installment Method. The lump sum payment shall be made, or installment payments shall commence, no later than 30 days after the last day of the calendar quarter in which the Participant experiences the Termination of Employment; provided, however, the Participant may elect to have the Termination Benefit payment commencement date delayed for up to five (5) years from the Termination date by submitting an Election Form to that effect which is accepted by the Committee at least six months (or such shorter period as the Committee may approve) prior to the Termination date. Despite the foregoing, if the Participant’s Account Balance is less than $25,000 at the time of Termination, payment of the Account Balance shall be made in a lump sum no later than 30 days after the last day of the calendar quarter in which the Participant experiences the Termination. Any payment made shall be subject to the Deduction Limitation.

5.3 Death Prior to Completion of Termination Benefit. If a Participant dies after experiencing the Termination of Employment but before the Termination Benefit is paid in full, the Participant’s unpaid Termination Benefit payments shall continue and shall be paid to the Participant’s Beneficiary (a) over the remaining number of quarters and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (b) in a lump sum, if requested by the Beneficiary and allowed in the sole discretion of the Committee, that is equal to the Participant’s unpaid remaining Account Balance.

ARTICLE 6

Pre-Termination Survivor Benefit

6.1 Pre-Termination Survivor Benefit. Subject to the Deduction Limitation, the Participant’s Beneficiary shall receive a Pre-Termination Survivor Benefit equal to the Participant’s Account Balance if the Participant dies before he or she experiences a Termination of Employment or suffers a Disability.

6.2 Payment of Pre-Termination Survivor Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form whether the Pre-Termination Survivor Benefit shall be received by his or her Beneficiary in a lump sum or pursuant to an Quarterly or Annual Installment Method of up to 60 quarters or 15 years. The Participant may annually change this election to an allowable alternative payout period by submitting a new Election Form to the Committee, which form must be accepted by the Committee in its sole discretion. The Election Form most recently accepted by the Committee prior to the Participant’s death shall govern the payout of the Participant’s Pre-Termination Survivor Benefit. If a Participant does not make any election with respect to the payment of the Pre-Termination Survivor Benefit, then such benefit shall be paid in a lump sum. Despite the foregoing, if the Participant’s Account Balance at the time of his or her death is less than $25,000, payment of the Pre-Termination Survivor Benefit shall be made in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than 30 days after the last day of the calendar quarter in which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death. Any payment made shall be subject to the Deduction Limitation.

ARTICLE 7

[Intentionally Omitted]

ARTICLE 8

Disability Waiver and Benefit

8.1 Disability Waiver.

(a) Waiver of Deferral. A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant’s Base Annual Salary and Annual Bonus for the Plan Year during which the Participant first suffers a Disability. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.

(a) Return to Work. If a Participant returns to employment with an Employer after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

8.2 Continued Eligibility; Disability Benefit. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed and shall be eligible for the benefits provided for in Articles 4, 5, 6 or 8 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right to, in its sole and absolute discretion and for purposes of this Plan only, deem the Participant to have experienced a Termination of Employment, at any time after such Participant is determined to be suffering a Disability, in which case the Participant shall receive a Disability Benefit equal to his or her Account Balance at the time of the Committee’s determination. The Disability Benefit shall be paid in a lump sum within 60 days of the Committee’s exercise of such right. Any payment made shall be subject to the Deduction Limitation.

ARTICLE 9

Beneficiary Designation

9.1 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2 Beneficiary Designation. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

9.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the

Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

9.5 Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

9.6 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 10

Leave of Absence

10.1 Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

10.2 Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 11

Termination, Amendment or Modification

11.1 Termination. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of its board of directors. Upon the termination of the Plan with respect to any Employer, the Plan Agreements of the affected Participants who are employed by that Employer shall terminate and their Account Balances, determined as if they had experienced a Termination of Employment on the date of Plan termination, shall be paid to the Participants as follows: Prior to a Change in Control, if the Plan is terminated with respect to all of its Participants, an Employer shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay such benefits in a lump sum or pursuant to Quarterly or Annual Installment Method of up to 60 quarters or 15 years, with amounts credited and debited during the installment period as provided herein. Prior to a Change in Control, if the Plan is terminated with respect to less than all of its Participants, an Employer shall be required to pay such benefits in a lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided however, that the Employer shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the Account Balance in a lump sum or pursuant to a Quarterly or Annual Installment Method using fewer quarters or years (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule). After a Change in Control, the effect of termination of the Plan shall be governed by Section 11.3 below.

11.2 Amendment. Subject to Section 11.3 below relating to amendments made after a Change in Control, any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification; and (ii) no amendment or modification of this Section 11.2 or Section 12.2 of the Plan shall be effective. Such amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that the Employer shall have the right to accelerate installment payments by paying the Account Balance in a lump sum or pursuant to an Quarterly or Annual Installment Method using fewer quarters or years (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

11.3 Effect of Change in Control. Despite the provisions of Sections 11.1 and 11.2 above, following a Change in Control, the provisions of this Plan or any Participant’s Plan Agreement may not be amended or terminated in any manner with respect to a Participant or Beneficiary if such amendment or termination would have an adverse effect in any way upon the computation or amount of or entitlement to benefits of such Participant or Beneficiary under the Plan as in effect immediately prior to the Change in Control, including, but not limited to, any adverse change in or to the crediting or debiting of amounts to the Account Balances or the time or manner of payment of the Account Balances to any Participant or Beneficiary, unless the Participant or Beneficiary has given written consent to such amendment or termination. An “adverse change” for purposes of this Section 11.3 shall include, but not be limited to, any acceleration of the payment of the Account Balances payable to the Participant or Beneficiary or a change in the composition of the risk and return characteristics represented by the available Investment Funds or the Participant’s or Beneficiary’s ability to allocate his or her Account Balances among such Investment Funds.

11.4 Plan Agreement. Despite the provisions of Sections 11.1 and 11.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the consent of the Participant.

11.5 Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6 or 8 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE 12

Administration

12.1 Committee Duties. Except as otherwise provided in this Article 12, this Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

12.2 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

12.3 Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

12.4 Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 13

Other Benefits and Agreements

13.1 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 14

Claims Procedures

14.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the denial of the claim, or any part of it;

(ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) an explanation of the claim review procedure set forth in Section 14.3 below.

14.3 Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a) may review pertinent documents;

(b) may submit written comments or other documents; and/or

(c) may request a hearing, which the Committee, in its sole discretion, may grant.

14.4 Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) such other matters as the Committee deems relevant.

14.5 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 15

Trust

15.1 Establishment of the Trust. The Company shall establish the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts, Annual Company Contribution Amounts, and Company Matching Amounts for such Employer’s Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

15.2 Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

15.3 Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 16

Miscellaneous

16.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

16.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3 Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

16.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.5 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6 Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.7 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Illinois without regard to its conflicts of laws principles.

16.10 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Chief Financial Officer

First Midwest Bancorp, Inc.

Park Boulevard, Suite 405

Itasca, IL 60143-0459

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries. The Company shall require any successor or assignee to expressly and unconditionally assume and agree to perform or cause to be performed each Employer’s obligations hereunder. In addition, the Company shall require the ultimate parent entity of any successor or assignee to expressly guaranty the prompt performance by such successor or assignee.

16.12 Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

16.13 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14 Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.15 Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

16.16 Distribution in the Event of Taxation.

(a) In General. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), a Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(b) Trust. If the Trust terminates in accordance with its terms and benefits are distributed from the Trust thereunder to a Participant, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

16.17 Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

16.18 Legal Fees To Enforce Rights After Change in Control. In the event of a Change in Control, the Company shall pay all reasonable legal fees, costs and expenses incurred by a Participant or Beneficiary in enforcing any provision of this Plan or as a result of the Company’s or any Employer’s contesting the validity, enforceability or interpretation of this Plan.

IN WITNESS WHEREOF, the Company has signed this Plan document as of February 19, 2003.

First Midwest Bancorp, Inc. a Delaware corporation

By:	/s/ JOHN M. O’MEARA
Title:	President and Chief Executive Officer